[Exhibit 16.1 - Letter from Livingston, Wachtell & Co., LLP]


October 5, 2004

Securities and Exchange Commission
Washington, DC 20549

Ladies and Gentlemen:

      We have read statements that we understand WinWin Gaming, Inc. will include under Item 4.01 of the Form 8-K report it will file regarding the recent change of its auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.01.

Very truly yours,

/s/ Livingston, Wachtell & Co., LLP

Livingston, Wachtell & Co., LLP
New York, New York